SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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             FIRST INDIANA CORPORATION
 (Name of Registrant as Specified in its Charter)

             FIRST INDIANA CORPORATION
    (Name of Person(s) Filing Proxy Statement)

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                     [FIC LETTERHEAD]



                                             March 12, 1997



Dear Shareholder:

     The directors and officers of First Indiana Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Wednesday, April 16, 1997 at 9:00 a.m., in the First Indiana Plaza Conference Center, Ohio and Pennsylvania Streets, Seventh Floor, Indianapolis, Indiana.

     First Indiana enjoyed record earnings in 1996 as a strategic provider of financial services within selected market segments.
To share our success with our shareholders, we recently announced a five-for-four stock split, resulting in a seven percent increase in our cash dividend. At the annual meeting, we will review our achievements in 1996 and share our plans for additional growth.

     The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, please mark, sign, and return the enclosed proxy card to ensure that your votes on the business matters of the meeting will be recorded.

     We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

     We look forward to seeing you on April 16.

                                   Sincerely,

                                   /s/ Robert H. McKinney

                                   Robert H. McKinney,
                                   Chairman and Chief Executive
                                    Officer

                            [IFC BLANK]

                     FIRST INDIANA CORPORATION
                       INDIANAPOLIS, INDIANA
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     The annual meeting of the shareholders of First Indiana
Corporation (the "Corporation") will be held in the First Indiana
Plaza Conference Center, 135 North Pennsylvania Street, Seventh
Floor, Indianapolis, Indiana on April 16, 1997, at 9:00 a.m. EST, to consider and to take action on the following matters:

     1. The election of four (4) directors of the Corporation; and

     2. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 14, 1997 are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                  By order of the Board of Directors,

                                  /s/ David A. Butcher

                                  David A. Butcher
                                  Secretary



Indianapolis, Indiana
March 12, 1997

                            [ii BLANK]

                      FIRST INDIANA CORPORATION


                       First Indiana Plaza
                  135 North Pennsylvania Street
                  Indianapolis, Indiana  46204





                          PROXY STATEMENT


     The accompanying proxy is solicited by the Board of Directors of First Indiana Corporation (the "Corporation") for use at the annual meeting of shareholders to be held April 16, 1997 and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted on that proxy. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement.

     The election of directors will be determined by a plurality of the shares present in person or represented by proxy. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are directors to be elected. All other matters to come before the meeting will be determined by a majority of the shares present in person or represented by proxy. An abstention or broker non-vote on any matter will not change the number of votes cast for or against the matter. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. The approximate date of mailing of this proxy statement is March 12, 1997.

           VOTING SECURITIES AND BENEFICIAL OWNERS

     Only shareholders of record as of the close of business on February 14, 1997 will be entitled to vote at the annual meeting.
The Corporation has only one class of stock outstanding, its common stock, of which approximately 8,407,410 shares were outstanding as of the close of business on February 28, 1997. While the Corporation has announced a five-for-four stock split, the record date for the stock split followed the record date for the annual meeting.
Accordingly, shares issued in the stock split may not be voted at the annual meeting and share information set forth in this proxy statement has not been restated to reflect the stock split.

     The following table shows, as of February 7, 1997, the number and percentage of shares of common stock held by each person known to the Corporation who owned beneficially more than five percent of the issued and outstanding common stock of the Corporation and by the Corporation's directors and certain executive officers:


     Beneficial                  Amount and Nature of         Percent
        Owner                    Beneficial Ownership         of Class
     ----------                  --------------------        ---------
H. J. Baker                           39,100  1, 2               4

Gerald L. Bepko                       14,903  1, 3               4

David L. Gray                         50,320  5                  4

Douglas W. Huemme                      9,678  6                  4

Andrew Jacobs, Jr.                        --                     -

David A. Lindsey                      75,054  7                  4

Marni McKinney                     2,305,821  8                 26.4%

Robert H. McKinney                 2,305,821  8                 26.4%

Owen B. Melton, Jr.                  207,135  9                  2.4%

Phyllis W. Minott                     16,291  1, 3, 10           4

Timothy J. O'Neill                    66,616  11                 4

Michael L. Smith                      24,849  1, 12              4

The Somerset Group, Inc.           2,305,821  8                 26.4%

John W. Wynne                         25,361  1, 13              4

All Executive Officers and
Directors as a Group (15 Persons)  2,937,987  14                34.0%

------------

     1 Includes 12,490 shares as to which the director has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange
          Act").

     2 Includes 2,417 shares held in trust under the First Indiana Bank Employees' Stock Purchase Plan (the "Stock Purchase Plan").

     3 Includes 238 shares held in trust under the First Indiana Bank Directors' Stock Purchase Plan (the "Directors' Stock Purchase Plan"), and 1,926 shares held in trust under the Stock Purchase Plan.

     4 The number of shares represents less than one percent of the Corporation's common stock outstanding.

     5    Includes 850 shares held in trust under the Stock Purchase
          Plan and 23,248 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

     6 Includes 267 shares held in trust under the Stock Purchase Plan, 7,494 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act and 1,917 shares held in trust under the Directors' Deferred Fee Plan.

     7 Includes 856 shares held in trust under the Stock Purchase Plan and 24,448 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

     8 These shares are beneficially owned by a group consisting of The Somerset Group, Inc. ("Somerset"), Robert H. McKinney and Marni McKinney. Robert H. McKinney owns 435,903 shares of the Corporation, including 2,239 shares held in trust under the Stock Purchase Plan, and 80,245 shares of the Corporation as to which Mr. McKinney has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. Mr. McKinney, his immediate family, a family limited partnership, and various irrevocable trusts established by Mr. McKinney for the benefit of his children together beneficially own, directly or indirectly, approximately 45% of the outstanding capital stock of Somerset, which owns of record 1,811,979 shares of the Corporation. The total held by the group also includes 57,939 shares of the Corporation owned by Mr. McKinney's daughter, Marni

          McKinney, including 1,723 shares held in trust under the Stock Purchase Plan, 18,869 shares as to which she has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, and 514 shares held on her behalf under the Bank's 401(k) Plan. Mr. McKinney is the Chairman and a director of Somerset;
          Ms. McKinney is the President and Chief Executive Officer and a director of Somerset; and Mr. McKinney's son, Kevin
          K. McKinney, is Vice President and a director of Somerset.


     9 Includes 56,497 shares as to which Mr. Melton has the right to acquire beneficial ownership as specified in Rule
          13d-3(d)(1) under the Exchange Act, 6,012 shares held in trust under the Stock Purchase Plan, 88 shares held on his behalf under the Bank's 401(k) Plan, 43,687 shares owned of record jointly with Mr. Melton's spouse, and 41,250 owned of record by Mr. Melton's spouse.

     10 Includes 2,763 shares held in trust under the Stock Purchase Plan and 100 shares held under the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "DR Plan").

     11 Includes 10,228 shares held in trust under the Stock Purchase Plan and 24,448 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

     12   Includes 1,725 shares held in trust under the Stock Purchase
          Plan.

     13 Includes 1,248 shares held in trust under the Stock Purchase Plan, 259 shares held under the DR Plan, and 741 shares held under the Directors' Stock Purchase Plan.

     14   The address of The Somerset Group, Inc. is 135 North
          Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204. This number includes 1,811,979 shares owned of record by
          The Somerset Group, Inc. (see note 8), 33,963 shares held in trust under the Stock Purchase Plan, 731 shares held under the
          DR Plan, 1,217 shares held under the Directors' Stock Purchase Plan, 1,917 shares held under the Deferred Fee Plan, 1,136 shares held under the Bank's 401(k) Plan, and 316,123 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.
-----------


              Proposal No. 1:  ELECTION OF DIRECTORS

     Four directors are to be elected. Gerald L. Bepko, Douglas W. Huemme, Andrew Jacobs, Jr., and John W. Wynne have been nominated for a term of three years and until their successors are elected and qualified. Except for Mr. Jacobs, all nominees are members of the present Board of Directors. The other directors listed in the table below will continue in office until the expiration of their terms. All of the nominees and the other directors listed in the table below are also members of the Board of Directors of First Indiana Bank, a wholly owned subsidiary of the Corporation (the "Bank"), or will become members of the Board of Directors of the Bank upon their election as directors of the Corporation. For directors of the Corporation who were directors of the Bank before the Corporation was formed in 1986, the table below lists the year in which the director became a director of the Bank. If, at the time of the annual meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes.
The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     The Board of Directors unanimously recommends the election of the following nominees.

                   NOMINEES FOR TERMS EXPIRING IN 2000

Name, Age, Principal
Occupation(s) and
Business Experience                                                   Director
During Past 5 Years                                                    Since
------------------------------------------------------------------------------
Gerald L. Bepko, Age 56                                                 1988
Vice President for Long-Range Planning of Indiana University and
Chancellor, Indiana University-Purdue University at Indianapolis;
previously Dean and Professor of Law, Indiana University School of
Law, Indianapolis.

Douglas W. Huemme, Age 55                                               1994
Chairman, President, and Chief Executive Officer, Lilly Industries,
Inc., industrial coatings; formerly Vice President and Group
Executive, Chemicals Group, Whittaker Corporation; Director of
The Somerset Group, Inc.

Andrew Jacobs, Jr., Age 65                                              Nominee
Adjunct Professor, Indiana University-Purdue University at
Indianapolis; Attorney; Retired Member, United States Congress.

John W. Wynne, Age 64                                                   1991
Chairman of the Board and Director of Duke Realty Investments, Inc.,
a real estate investment trust; partner, Duke Associates, real estate development; retired as counsel (previously partner), Bose
McKinney & Evans, attorneys.

                   DIRECTORS WHOSE TERMS EXPIRE IN 1999



Name, Age, Principal
Occupation(s) and
Business Experience                                                  Director
During Past 5 Years                                                   Since
----------------------------------------------------------------------------
H. J. Baker, Age 69                                                     1966
Chairman Emeritus, BMW Constructors, Inc., industrial mechanical contractors; Director of The Somerset Group, Inc. and Lilly
Industries, Inc.

Marni McKinney, Age 40                                                  1992
Vice Chairman of the Corporation and the Bank; Director, President,
and Chief Executive Officer, The Somerset Group, Inc., an affiliate of the Corporation, financial services; previously Executive Vice
President of The Somerset Group, Inc., and Vice President of the
Corporation and the Bank.

Phyllis W. Minott, Age 58                                               1976
Chairman and Chief Executive Officer, Minott Motion Pictures, Inc.,
commercial movie production; previously General Auditor, Eli Lilly
& Company, a pharmaceutical company; Controller, Accounting and
Chief Accounting Officer, Eli Lilly & Company.


                   DIRECTORS WHOSE TERMS EXPIRE IN 1998

Name, Age, Principal
Occupation(s) and
Business Experience                                                   Director
During Past 5 Years                                                    Since
------------------------------------------------------------------------------
Robert H. McKinney, Age 71                                              1954
Chairman and Chief Executive Officer of the Corporation and
Chairman of the Bank; Chairman and Director, The Somerset Group,
Inc., an affiliate of the Corporation, financial services; Director of
Lilly Industries, Inc.; retired partner, Bose McKinney & Evans, attorneys; Chairman, Federal Home Loan Bank Board, 1977-1979.

Owen B. Melton, Jr., Age 50                                             1983
President and Chief Operating Officer of the Corporation and
President and Chief Executive Officer of the Bank.

Michael L. Smith, Age 48                                                1985
President and Chief Operating Officer, American Health Network, Inc.,
a physician group practice; formerly President, Somerset Financial
Services, a division of The Somerset Group, Inc.; also formerly
Chairman, President and Chief Executive Officer, Mayflower Group,
Inc., diversified transportation services; Director of The Somerset
Group, Inc. and Acordia, Inc.


    The Boards of Directors of the Corporation and the Bank each met 12 times during the last year. All directors attended in excess of 75% of the aggregate of (1) the total number of meetings of the Boards of Directors of the Corporation and the Bank (considered separately) and (2) the total number of meetings held by all Corporation and Bank committees (considered separately) on which he or she served.

    Nominees for election as a director of the Corporation are selected by the full Board of Directors, acting as a nominating committee. Nominations for directors, other than those made by the nominating committee, will not be eligible to be voted upon at an annual meeting unless submitted in accordance with the procedure set forth under heading "SHAREHOLDER PROPOSALS AND
NOMINATIONS."

Certain Committees of the Boards of Directors of the Corporation and the Bank

    Among other committees, the Board of Directors of the Corporation has an Audit Committee and a Stock Administration Committee. The Board of Directors of the Bank has, among other committees, an Audit Committee, a Compensation Committee, and a Stock Administration Committee.

    The functions of the Audit Committees are to evaluate audit performance, handle relations with the Corporation's and the Bank's independent auditors, and evaluate policies and procedures related to internal audit functions and controls. The members of the Corporation's and the Bank's Audit Committees in 1996 were
Phyllis W. Minott (Chairperson), Douglas W. Huemme, and John W. Wynne. The Corporation's and the Bank's Audit Committees met jointly three times during 1996.

    The functions of the Compensation Committee are to review and make recommendations to the Board of Directors with respect to the compensation of directors, officers, and employees of the Bank. Because the officers and employees of the Corporation, all of whom are officers or employees of the Bank, receive no separate cash compensation from the Corporation, the Compensation
Committee of the Board of Directors of the Bank effectively serves as the compensation committee of the Board of Directors of the Corporation. The members of the Compensation Committee are H.
J. Baker (Chairman), Gerald L. Bepko, and Phyllis W. Minott.
The Committee met twice during 1996.

    The Corporation's Stock Administration Committee administers and grants options and other such stock awards under the Corporation's stock option and incentive plans, and, together with the Bank's Stock Administration Committee, administers the Bank's Employees' Stock Purchase Plan. The members of the Corporation's and the Bank's

Stock Administration Committees are  Gerald L.
Bepko (Chairman), H. J. Baker and Douglas W. Huemme.  The
Corporation's and the Bank's Stock Administration Committees met jointly one time during 1996.

Compensation of Directors

    Directors of the Corporation and the Bank, other than Robert H. McKinney, Marni McKinney and Owen B. Melton, Jr., received in 1996 a quarterly retainer of $2,150, plus $500 per meeting of the Board of Directors attended and an additional $600 per committee meeting attended.

    Under the First Indiana 1992 Director Stock Option Plan, the Corporation reserved 145,809 shares of its common stock for issuance upon the exercise of options to be granted under the plan. The plan provides for the issuance of non-qualified options to purchase 2,498 shares to each outside director of the Corporation on the date of each annual meeting of shareholders. The Corporation granted 2,498 shares to each outside director on April 17, 1996, in accordance with the plan. No option is exercisable during the period of one year following the date of grant, and options granted under the plan must specify an exercise price of not less than 100% of the market price of the shares at the date of grant.

    Under the Directors' Deferred Fee Plan, directors of the
Corporation may elect to defer all or any portion of the fees paid for attendance at a Board of Directors' or committee meeting. The deferred fees are then contributed to a trust which buys stock with such fees or invests such fees in an interest-bearing account.
Directors are not eligible to receive shares or cash held under the plan until they cease to be a director, officer, or employee of the Corporation. Amounts deferred are not taxable to the director until the trust distributes the cash or stock to the director. In the event of a change in control of the Corporation, amounts held under the plan are payable immediately in one lump sum.

    Directors may also elect to contribute part of their fees to the Bank's Stock Purchase Plan. As with other participants, the Bank matches a certain portion of such contributions and purchases the Corporation's common stock on the open market at the prevailing market price. The material features of the Stock Purchase Plan are described under the heading "EXECUTIVE COMPENSATION."

Certain Transactions

    The Bank offers its directors, officers and employees a loan plan involving variable-rate mortgages, lines of credit, home equity loans, credit cards, and various installment loans with a lower interest rate (not below the Bank's cost of funds) and waiver of loan origination fees, and fixed-rate mortgage loans with waiver of loan origination fees only. Except as described above, all outstanding loans to directors, officers and employees have been made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

     On June 17, 1996, the Bank sold to Somerset all of the outstanding capital stock of One Investment Corporation, a wholly owned subsidiary of the Bank that owned all of the outstanding capital stock of One Insurance Agency, Inc. Prior to the transaction, the Bank had used One Investment and One Insurance to provide Bank customers with certain insurance and investment products and services. As a result of this transaction, and through a multi-year operating agreement that the Corporation and the Bank entered into with Somerset on the same day, the Bank will be able to focus its efforts on delivering traditional banking services, and Somerset will provide non-FDIC-insured investment and insurance products and services to the Bank's customers. Robert H. McKinney and Marni McKinney are officers, directors and substantial shareholders of Somerset, and H. J. Baker, Douglas Huemme and Michael Smith are directors of Somerset. The transaction, including the operating agreement, was approved by the Office of Thrift Supervision and by a joint committee of the Board of Directors of the Bank and the Corporation that consisted solely of directors who were not employees, officers, directors, or significant shareholders of Somerset. This independent committee determined that the transaction was in the best interests of the Bank and the Corporation, and negotiated the transaction with a committee of the Board of Directors of Somerset that consisted of Somerset directors who were not employees, officers, directors or substantial shareholders of the Bank or the Corporation. Prior to the consummation of the transaction, the committee received an opinion from an independent appraiser that the transaction, which involved a $1.4 million sale price, was fair to the shareholders of the Bank and the Corporation.

                      EXECUTIVE COMPENSATION

    The following Joint Report of the Compensation Committee and the Stock Administration Committee, as well as the following Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of the Corporation's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Joint Report of the Compensation Committee and the Stock Administration Committee

    Policy and Performance Measures

    In determining the compensation of executive officers, the Compensation Committee strives to maintain an appropriate balance between executive pay and the creation of shareholder value. Executive compensation must attract and retain well qualified officers while at the same time motivating them to achieve the short-term and long-term strategic goals of the Corporation. To achieve this balance, executive officers receive a reasonable base salary and also have the opportunity to earn bonuses tied to the Corporation's overall performance.

    The Compensation Committee based the 1996 annual salaries of the Corporation's executive officers on the results of surveys compiled by an independent consultant. The compensation consultant began with an analysis of the compensation of the executive officers of two groups of financial institutions with assets of up to $2.3 billion. The consultant derived the median salary of the executive officers of the institutions contained in each of the two surveys and then calculated an average (mean) salary. The
Compensation Committee relied on this calculation of average salaries in setting the salaries of the Corporation's executive officers.

    In order to more directly tie executive compensation to the Corporation's overall performance, the Compensation Committee also administers short-term and long-term bonus plans. These plans are designed to increase the total compensation of the Corporation's executive officers, but only if the Corporation's performance merited such increases. The Compensation Committee is guided by the principle that when certain corporate goals are achieved, the compensation of the executive officers who contributed to the Corporation's success should increase accordingly.

    The 1996 One Year Management Incentive Plan (the
"Short-Term Plan") provided for a bonus pool in an amount equal to between 10% and 50% of the participants' aggregate annual salaries, with bonuses to be awarded based upon both overall corporate performance and individual contributions to the Corporation. In the case of each of the executive officers named in the Summary
Compensation Table, at least 50% of the amount contributed on behalf of such executive officer to the bonus pool was allocated to overall corporate performance. The corporate performance component of the bonuses was to be paid based on the Corporation's after-tax return on average equity for 1996. The individual performance component of the bonuses depended on the extent to which each participant achieved certain individual or division goals and contributed to the Corporation's overall performance, and whether or not the corporate performance targets were met. Neither corporate nor individual bonuses were paid under the Short-Term Plan because the Corporation did not achieve the performance targets for 1996.

    Under the 1994-1996 Long-Term Plan (the "Long-Term
Plan"), additional performance-based compensation was awarded at the end of fiscal year 1996. This plan provided for a bonus pool in an amount equal to 50% of the average of the aggregate annual salary of participants over the term of the Long-Term Plan, with bonuses in an aggregate amount equal to 0% to 100% of the pool to be paid if the Corporation's average after-tax return on average equity for the three years 1994-96 compared favorably with the aggregate reported returns on average equity of publicly traded thrifts in Indiana and the four contiguous states (the "Midwest Thrift
Group"), and the Corporation achieved specific financial goals, such as interest-rate margin and asset/liability maturity mix. Tying long-term bonuses not only to the Corporation's attainment of its own goals, but also to the performance of the Midwest Thrift Group, enables the Compensation Committee to establish financial goals that are objective and ambitious when compared with those of similarly situated institutions. The Midwest Thrift Group serves as an independent basis for assessing performance-based compensation of the Corporation's executive officers.

     While recipients of bonuses under the Long Term Plan typically have the option to receive their bonuses in cash, the Corporation's common stock, or a combination thereof, each recipient of a bonus under the Long Term Plan who did not own at least three times his or her annual base salary in the Corporation's stock (five times in the case of the Chairman, Vice Chairman, and President of the Corporation) was required to take at least one-third of his or her bonus in stock. Because the financial goals set forth in the Long-Term Plan were achieved, the bonus pool was allocated among participants according to their individual contributions to the attainment of the goals.

    The Stock Administration and Compensation Committees believe that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Accordingly, the Bank has adopted management stock ownership objectives to be attained by the end of the year 2000.
By the end of that year, each officer and director of the Bank must own Corporation stock with a market value equal to a specified multiple of such officer's or director's compensation. These multiples range from one times base compensation for vice presidents to three times base compensation for senior vice presidents, and five times base compensation for the Bank's Chairman, Vice Chairman and President, as well as for the Bank's Board of Directors. The Board of Directors believes that implementing these stock ownership requirements will further align the interests of the Bank's management with the objectives of the Corporation's shareholders.

     Additionally, the Stock Administration and Compensation Committees typically consider granting stock options to various executive officers, including the executive officers named in the Summary Compensation Table, every two years, and awarded such stock options in 1996. Any compensation derived from the stock options will be directly related to the performance of the Corporation's stock.

    To further encourage Bank officers and employees, as well as directors, to acquire ownership of the Corporation, such persons are eligible to contribute a portion of their earnings to the Bank's Employee's Stock Purchase Plan after completing six months of service. Such contributions are used to purchase the Corporation's stock each month at the then prevailing market price. If the Corporation attains a specified after-tax return on average equity for a calendar year (as determined by the Bank's Stock Administration
Committee), the Bank will match participant contributions during the subsequent Plan Year (as defined in the Plan) at a ratio of one to three. If such after-tax returns are not achieved for a calendar year, participant contributions during the subsequent Plan Year will be matched at a ratio of one to four. Because the Corporation achieved the performance objectives specified in the Stock Purchase Plan for the year ended December 31, 1995, participant contributions for the Plan Year beginning April 1, 1996 were matched at a ratio of one to three. The Corporation also achieved the performance objectives specified in the Stock Purchase Agreement for the year ended December 31, 1996, and participant constributions for the Plan Year beginning April 1, 1997 will continue to be matched at a ratio of one to three. Contributions by the Bank to the accounts of the executive officers named in the Summary Compensation Table during the calendar year ended December 31, 1996 are set forth in the column titled "All Other Compensation."

    In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to limit to $1 million the amount of compensation that may be deducted by the Corporation in any year with respect to certain of the Corporation's executive officers. While annual salaries and bonuses of the Corporation's executive officers have generally been structured so that all compensation will be deductible, the Stock Administration and Compensation Committees recognize that the vesting of restricted stock under the Long-Term Plan may, in certain instances, cause an executive officer to receive annual compensation which cannot be deducted in full by the Corporation. The
Committees believe that such compensation is appropriate because the inability to fully deduct compensation will be limited almost exclusively to situations in which an executive officer has had to bear the risk of a decline in the market price of the Corporation's stock and has shared the rewards of an increase in such price with the Corporation's shareholders. Nonetheless, the Stock Administration and Compensation Committees may, from time to time, explore the options available to the Corporation in order to qualify all of its compensation for deductibility under the Code.

    CEO Performance

    Mr. McKinney serves as the chief executive officer of the Corporation, and Mr. Melton serves as the chief executive officer of the Corporation's principal operating unit, the Bank. While Mr. McKinney devotes a major portion of his time to the operations of the Corporation and the Bank, Mr. Melton devotes all of his time to those operations.

    Like the salaries of the Corporation's other executive officers, Mr. Melton's and Mr. McKinney's salaries are also derived from the data compiled by the independent consultant. Since these two individuals have the greatest impact on the Corporation's long-term performance, their salaries are determined based on their achievement of certain goals relating to the Corporation's performance during the prior year, such as return on equity, return on assets, credit quality, and management of operating expenses.
Because Mr. Melton is the chief executive officer of the Corporation's sole operating unit and responsible for its day-to-day activities, the Compensation Committee gives special weight to Mr. Melton's achievement of these objectives when determining his salary for the coming year. In addition, the Compensation Committee meets separately with Mr. McKinney for his candid evaluation of Mr. Melton's performance during the preceding year and his achievement of the objectives described above. The Corporation's attainment of the 1995 performance goals resulted in an increase in both Mr. McKinney's and Mr. Melton's salaries for 1996.

    Along with the Corporation's other executive officers, Mr.
McKinney and Mr. Melton participate in the Short-Term Plan and the Long-Term Plan. However, under the Short-Term Plan, 60% of the amount contributed to the bonus pool on behalf of Mr. McKinney and Mr. Melton was allocated to the overall corporate performance component, rather than the 50% contribution used for the remaining executive officers named in the Summary Compensation Table. The Compensation Committee believes that such modifications emphasize Mr. McKinney's and Mr. Melton's leadership roles and encourage them to manage the Corporation with the shareholders' long-term interests in mind. Additionally, under the Long-Term
Plan, Mr. McKinney and Mr. Melton received in 1994 a grant of restricted stock in lieu of their participation in the bonus pool. The stock was freed from the restrictions at the end of 1996 because the Corporation attained the performance objectives set forth in the Long-Term Plan. Further, because the stock is freed from the restrictions, the Corporation paid to Mr. McKinney and Mr. Melton an amount equal to the tax liability they incurred as a result of such vesting. The Compensation Committee believes that such tax payments are appropriate given the nature of the stock awards, which required Mr. McKinney and Mr. Melton to assume for three years the risk of a decline in the market value of the Corporation's stock, and given that such tax payments are only made when the Corporation meets the performance targets set forth in the Long-Term Plan.

    Compensation Committee             Stock Administration Committee
    ----------------------             ------------------------------
     H. J. Baker, Chairman              Gerald L. Bepko, Chairman
     Gerald L. Bepko                    H. J. Baker
     Phyllis W. Minott                  Douglas W. Huemme

Performance Graph

     The following line graph compares the cumulative total shareholder return on the common stock of the Corporation over the last five fiscal years with the cumulative total return of the NASDAQ Stock Market Index and the cumulative total return of the NASDAQ
Bank Index over the same period.


        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
   FIRST INDIANA CORPORATION COMMON STOCK, NASDAQ STOCK MARKET INDEX
                   AND NASDAQ BANK INDEX**

                              TOTAL RETURN INDEX
               ----------------------------------------------
               First Indiana     Nasdaq Stock     Nasdaq Bank
Period            Corp.            Market           Index
------         -------------     ------------     -----------

Dec-91             $100              $100            $100

Jun-92             $131              $ 96            $122

Dec-92             $161              $116            $146

Jun-93             $216              $121            $156

Dec-93             $214              $134            $166

Jun-94             $211              $122            $177

Dec-94             $209              $131            $165

Jun-95             $267              $163            $200

Dec-95             $354              $185            $246

Jun-96             $403              $209            $260

Dec-96             $456              $227            $326

* Assumes that the value of the investment in the Corporation's stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.
**The NASDAQ Bank Index contains performance data for banks, savings institutions and holding companies


Percent        First Indiana     Nasdaq Stock     Nasdaq Bank
Change            Corp.            Market           Index
-------------  -------------     ------------     -----------

Six Months
Ended 12/31/96     +13.2%            + 8.7%          +25.1%

Twelve Months
Ended 12/31/96     +28.7%            +23.0%          +32.2%


Summary

     The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers") during the last three fiscal years.

                                                    Summary Compensation Table

                                                                               Long-Term Compensation
                                                                               ----------------------
                                        Annual Compensation                 Awards (1)            Payouts
                                     ----------------------------    ------------------------     -------
Name and                                                              Restricted   Securities
Principal                                             Other Annual   Stock Awards  Underlying                   All Other
Position                     Year    Salary   Bonus   Compensation                 Options (#)  LTIP Payouts   Compensation
---------------------------------------------------------------------------------------------------------------------------

Robert H. McKinney           1996   $200,000 $   --     $395,910(2)   $   --         12,000        $  --        $129,093(4)
Chairman and Chief           1995    190,000   95,000      --             --            --            --         111,230
Executive Officer            1994    190,000     --        --          282,000 (3)      --            --         189,072
of the Corporation;
Chairman of the Bank
--------------------------------------------------------------------------------------------------------------------------
Owen B. Melton, Jr.          1996    265,000     --      398,818(2)       --         12,000           --         131,117(5)
President and Chief          1995    248,000  126,157      --             --            --            --          94,848
Operating Officer of         1994    248,000     --        --          282,000 (3)      --            --         119,807
the Corporation;
President and Chief
Executive Officer of
the Bank
--------------------------------------------------------------------------------------------------------------------------
Timothy J. O'Neill           1996   140,000      --        --             --          6,000         68,667        27,927(6)
Senior Vice President        1995   137,000    63,705      --             --            --            --          21,125
Consumer Banking Services    1994   135,000      --        --             --            --            --          28,782
Division of the Bank
--------------------------------------------------------------------------------------------------------------------------
David L. Gray                1996   145,000      --        --             --          6,000         69,167        26,124(7)
Vice President and           1995   138,000    65,000      --             --            --            --          17,958
Treasurer of the Corpor-     1994   132,000      --        --             --            --            --          21,520
ation; Senior Vice
President-Internal
Support Services Division,
and Chief Financial Officer
and Treasurer of the Bank
--------------------------------------------------------------------------------------------------------------------------
David A. Lindsey             1996   132,000      --        --             --          6,000         60,417        20,246(8)
Senior Vice President-       1995   120,000    60,850      --             --            --            --          12,610
Consumer Banking Sales       1994   110,500      --        --             --            --            --          14,378
Division of the Bank;
President of One Mortgage
Corporation
--------------------------------------------------------------------------------------------------------------------------

1 Adjusted for all stock splits.

2 Represents payments made by the Corporation to reimburse Mr. McKinney and Mr. Melton for income taxes payable due to the vesting of restricted stock awarded in 1994 under the Long-Term Plan

3 Represents the market value on the date of grant of 19,200 shares of restricted stock granted to each of Mr. McKinney and Mr. Melton under the Long-Term Plan. The restricted stock (i) had a market value of $513,600 on December 31, 1996, (ii) vested on December 31, 1996 because the Corporation attained the performance targets described in the Joint Report of the Compensation Committee and the Stock Administration Committee, and
  (iii) earned dividends while restricted.

4 Consists of a $4,015 contribution by the Bank to the Stock Purchase Plan, a $2,040 contribution by the Bank to Mr. McKinney's account in the Bank's 401(k) Plan, and the accrual by the Bank of $123,038 for Mr. McKinney's supplemental pension.

5 Consists of a $1,633 contribution by the Bank to the Stock Purchase Plan, a $2,272 contribution by the Bank to Mr. Melton's account in the Bank's 401(k) Plan, and the accrual by the Bank of $127,212 for Mr. Melton's supplemental pension.

6 Consists of a $2,940 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,310 for term life insurance premiums, a $2,144 contribution by the Bank to Mr. O'Neill's account in the Bank's 401(k) Plan, and the accrual by the Bank of $21,533 for Mr. O'Neill's supplemental pension.

7 Consists of a $4,525 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,357 for term life insurance premiums, a $2,249 contribution by the Bank to Mr. Gray's account in the Bank's 401(k) Plan, and the accrual by the Bank of $17,993 for Mr. Gray's supplemental pension.

8 Consists of a $4,146 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,236 for term life insurance premiums, a $2,042 contribution by the Bank to Mr. Lindsey's account in the Bank's 401(k) Plan, and the accrual by the Bank of $12,822 for Mr. Lindsey's supplemental pension.



Stock Options

     The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the last fiscal year. The Potential Realizable Value columns on the right of this table assume that the value of the underlying stock will appreciate each year at the specified percentages.


           OPTION GRANTS IN LAST FISCAL YEAR




                      Individual Grants


                                                                                      Potential Realizable Value
                        Number         % of Total                                     at Assumed Annual Rates of
                     of Securities     Options/SARs     Exercise                       Stock Price Appreciation
                      Underlying       Granted to       or Base                           for Option Term
                     Options/SARs      Employees        Price         Expiration
    Name               Granted         Fiscal Year      ($/Share)       Date            0%       5%        10%
------------------------------------------------------------------------------------------------------------------
Robert H. McKinney     12,000             13.9%          $21.15         1/23/06       $00.00  $159,613   $404,492

Owen B. Melton, Jr.    12,000             13.9            21.15         1/23/06        00.00   159,613    404,492

Timothy J. O'Neill      6,000              6.9            21.15         1/23/06        00.00    79,807    202,246

David L. Gray           6,000              6.9            21.15         1/23/06        00.00    79,807    202,246

David A. Lindsey        6,000              6.9            21.15         1/23/06        00.00    79,807    202,246


     The following table sets forth on an aggregate basis each exercise of stock options during fiscal year 1996 by each of the Named Executive Officers and the 1996 year-end value of the unexercised options of each such executive officer.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND
                       FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities Underlying       Value of Unexercised
                                                     Unexercised Options at FY-End        In-the-Money Options
                                                                                               at FY-End
                                                     -------------------------------   ---------------------------
                       Shares
                       Acquired on
Name                   Exercise (#)    Value Realized   Exercisable  Unexercisable     Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------
Robert H. McKinney        --             $   --           68,245         12,000        $1,275,556          $67,200
Owen B. Melton, Jr.       --                 --           44,497         12,000           800,908           67,200
Timothy J. O'Neill        --                 --           18,448          6,000           321,010           33,600
David L. Gray             --                 --           32,248          6,000           601,696           33,600
David A. Lindsey          --                 --           31,648          6,000           584,350           33,600


Pension Plans

     The following table sets forth, in specified compensation and years of service classifications, the estimated annual benefits payable upon retirement at age 65 under the Bank's non-contributory, qualified defined benefit pension plan (the "Qualified Plan"), as supplemented by the supplemental benefit plan adopted by the Bank on January 17, 1992 (the "Supplemental Plan")
(the Qualified Plan and the Supplemental Plan are collectively referred to as the "Plans"). While the table shows the annual benefit payable, participants may elect to receive the present value of the entire benefit in one lump sum.

                             PENSION PLAN TABLE 1


Covered         10 Years' Benefit  20 Years' Benefit  30 Years' Benefit  40 Years' Benefit
Compensation         Service            Service            Service            Service
------------------------------------------------------------------------------------------

 $100,000         $ 18,900          $ 37,700            $ 56,600             $  76,000
  120,000           22,900            45,700              68,600                92,000
  140,000           26,900            53,700              80,600               108,000
  160,000           30,900            61,700              92,600               124,000
  180,000           34,900            69,700             104,600               140,000
  200,000           38,900            77,700             116,600               156,000
  220,000           42,900            85,700             128,600               172,000
  240,000           46,900            93,700             140,600               188,000
  260,000           50,900           101,700             152,600               204,000
  280,000           54,900           109,700             164,600               220,000
  300,000           58,900           117,700             176,600               236,000
  320,000           62,900           126,700             188,600               252,000
  340,000           66,900           133,700             200,600               268,000
  360,000           70,900           141,700             212,600               284,000
  380,000           74,900           149,700             224,600               300,000
  400,000           78,900           157,700             236,600               316,000
  500,000           98,900           197,700             296,600               396,000
  600,000          118,900           237,700             356,600               476,000
  700,000          138,900           277,700             416,600               556,000
------------------------------------------------------------------------------------------

1 Amounts shown are based on an assumed Social Security integration base of $22,716 and are not subject to any deduction for Social Security or other offset amounts.

     The annual retirement benefit displayed in the Pension
Plan Table is the product of (i) the participant's number of years of credited benefit service, multiplied by (ii) the sum of 1.5% of that portion of the participant's covered compensation that does not exceed the Social Security integration base for the participant plus 2% of the participant's covered compensation that exceeds such integration base. Compensation covered by the Plans is the sum of the average of a participant's annualized rate of base salary (as reported in the Salary column of the Summary Compensation Table) for the five consecutive years of employment which produce the highest such average, plus the annual average of all bonuses (including both the Bonus and the LTIP Payouts columns as reported in the Summary Compensation Table, the market value on the date of vesting of any restricted stock awards made pursuant to the Long-Term Plan and any tax reimbursements paid in connection with such vesting) paid to the participant for the three years next preceding the participant's retirement.

     As of January 1, 1997, the number of years of credited benefit service and the compensation covered by the Plans (based on average annual salaries for 1991-1995 and average annual bonuses for 1993-1995) for each of the Named Executive Officers were as follows: Robert H. McKinney, 41 years - $521,503; Owen B.
Melton, Jr., 17 years - $587,058; David L. Gray, 15 years - $176,522 Timothy J. O'Neill, 24 years - $175,724; David A. Lindsey, 12 years
- $154,122.

Employment Contracts and Termination of
Employment and Change in Control Arrangements

     Special retirement benefits are provided under the Supplemental Plan to Mr. McKinney. His retirement benefit under the Supplemental Plan is payable for life and 15 years certain. The monthly amount of his benefit is the higher of two calculated amounts. The first is his monthly retirement benefit that would be payable to him under the Supplemental Plan if such benefit were determined in the normal way and were payable for life only. The second is a monthly retirement benefit equal to the excess of (i) 80% of his adjusted monthly compensation over (ii) the sum of (a) his monthly retirement benefit under the Qualified Plan (determined as though such benefit were payable in the form of a straight-line annuity) plus (b) his primary Social Security benefit payable at age
65. For purposes of the foregoing, Mr. McKinney's adjusted monthly compensation is one-twelfth of the sum of (i) his highest annual rate of salary from the Bank plus (ii) the greater of (a) 37.5% of his highest annual rate of salary from the Bank or (b) the annual average of all bonuses paid to him by the Bank for the three years next preceding his retirement.

     Special death benefits are provided under the Supplemental Plan to Mr. McKinney and Mr. Melton. The death benefit provided to Mr. McKinney equals three times his highest annual rate of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of his death, and is payable whether he dies before or after separation from service and, because he has already attained age 65, without regard to when he separates from service. The death benefit provided to Mr. Melton equals three times his highest annual rate of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of his death, unless his employment terminates prior to age 65 other than by reason of his death or disability or after a change of control, in which case the death benefit provided to him is $100,000, grossed up for income taxes.

                    APPOINTMENT OF AUDITORS

     The Corporation's financial statements for the year ended December 31, 1996 were audited by KPMG Peat Marwick LLP
("Peat Marwick"). The Corporation has selected Peat Marwick as its independent auditors for the fiscal year ending December 31, 1997. Representatives of Peat Marwick are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS AND NOMINATIONS


     Any shareholder of the Corporation wishing to have a proposal considered for inclusion in the Corporation's 1998 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Corporation on or before November 12, 1997. In order to be considered in the 1998 annual meeting, shareholder proposals not included in the Corporation's 1997 proxy solicitation materials, as well as shareholder nominations for directors, must be submitted in writing to the Secretary of the Corporation at least 60 days before the date of the 1998 annual meeting, or, if the 1998 annual meeting is held prior to March 16, 1998, within ten days after notice of the annual meeting is mailed to shareholders. The Board of Directors of the Corporation will review any shareholder proposals that are filed as required, and will determine whether such proposals meet applicable criteria for inclusion in its 1998 proxy solicitation materials or consideration at the 1998 annual meeting. Shareholder nominations must set forth
(a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, and (iii) such person's written consent to serve as a director, if elected; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and the number of shares of the Corporation which are owned of record by such shareholder.

            SECTION 16(a) BENEFICIAL OWNERSHIP
                   REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (the "Reporting Persons") are required by Securities and Exchange Commission regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1996 all Reporting Persons complied with the filing requirements of
Section 16(a), except that contributions to the respective 401(k) accounts of Douglas W. Huemme, Marni McKinney and Kenneth L. Turchi were not timely reported on the year-end reports.

                       ANNUAL REPORT

     A copy of the Corporation's Annual Report for the year ended December 31, 1996 has been provided to all shareholders as of the record date. The Annual Report is not to be considered as proxy solicitation material.

                       OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

                  EXPENSES OF SOLICITATION

     The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies will be paid by the Corporation. The Corporation does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Corporation might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this statement. In addition to the use of the mails, solicitation may be made by telephone, telegraph, cable or personal interview. The Corporation will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

     IT IS IMPORTANT THAT PROXIES BE
RETURNED PROMPTLY. Whether or not you attend the meeting, you are urged to execute and return the proxy.

                                 For the Board of Directors,

                                 /s/ Robert H. McKinney

                                 Robert H. McKinney
                                 Chairman


March 12, 1997

  [LOGO OF THE BANK]




Principal Subsidiary of First Indiana Corporation

[FORM OF PROXY CARD]

PROXY                   FIRST INDIANA                           PROXY
                        CORPORATION
                        135 North Pennsylvania Street
                        Indianapolis, Indiana 46204



            This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 16, 1997

        The undersigned hereby appoints Marni McKinney, Robert H. McKinney and Michael L. Smith, and each of them, attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on April 16, 1997 at 9:00 a.m. E.S.T., and at any adjournments or postponements of the Annual Meeting, and to vote as specified below all shares of the Common Stock of First Indiana Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting.

             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                  PROMPTLY USING THE ENCLOSED ENVELOPE.

        (Continued and to be signed on reverse side)

                        FIRST INDIANA CORPORATION
        PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                          ]

1. Election of Directors --           FOR  WITHHOLD  FOR ALL (Except Nominee(s)
   Nominees for a term of three       ALL    ALL             written below)
   years:  Gerald L. Bepko, Douglas   [ ]    [ ]      [ ]   __________________
   W. Huemme, Andrew Jacobs, Jr.,
   and John W. Wynne

2. In their discretion, the Proxies
   are authorized to vote on such
   other business as may properly come
   before the meeting.                  This proxy when properly executed will
                                        be voted in the manner directed herein
                                        by the undersigned stockholders.  If no
                                        direction is made, this proxy will be
                                        voted FOR Proposal 1.

                                        The undersigned acknowledges receipt
                                        of the Notice of Annual Meeting of
                                        Shareholders, Proxy Statement and
                                        Annual Report.

                                                Dated:_________________, 1997

                                        Signature(s)_________________________

                                        _____________________________________
                                        Please sign exactly as your name
                                        appears.  Joint owners should each
                                        sign personally.  Where applicable,
                                        indicate your official position or
                                        representation capacity.





                        YOUR VOTE IS IMPORTANT.


             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                  PROMPTLY USING THE ENCLOSED ENVELOPE.